                                                                  Exhibit 3(c)

                         CERTIFICATE OF AMENDMENT
                                    OF
                   RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                      TEXAS INSTRUMENTS INCORPORATED

          TEXAS INSTRUMENTS INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST: That the first sentence of Article Fourth of the Restated Certificate of Incorporation as heretofore amended is hereby amended to read as follows:

     "The total number of shares of all classes of stock which the Company shall have authority to issue is Three Hundred Ten Million (310,000,000) shares, of which Ten Million (10,000,000) shall be Preferred Stock with a par value of $25.00 per share, and Three Hundred Million (300,000,000) shall be Common Stock with a par value of $1.00 per share."

          SECOND: That said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, TEXAS INSTRUMENTS INCORPORATED has caused this Certificate to be signed by Jerry R. Junkins, its President, and attested by Richard J. Agnich, its Secretary, this 21st day of April, 1988.

                                                TEXAS INSTRUMENTS INCORPORATED

                                                By: /s/ JERRY R. JUNKINS
                                                    --------------------
                                                    Title:  President

Attested:

By: /s/ RICHARD J. AGNICH
    ---------------------
    Title:  Secretary